Exhibit 99.1

VSE Reports Financial Results for Second Quarter 2014
Legacy Federal Government Revenue Declines, Supply Chain Management Group Revenue Grows

Alexandria, Virginia, July 31, 2014 - VSE Corporation (Nasdaq: VSEC) reported the following unaudited consolidated financial results for the three-month and six-month periods ended June 30, 2014.

Financial Results (Unaudited)
(in thousands, except per-share data and percentages)
	Three Months Ended June 30,			Six Months Ended June 30,
	2014	2013	% Change	2014	2013	% Change
Revenues	$107,962	$119,062	(9.3)%	$227,371	$238,219	(4.6)%
Operating income	$10,703	$12,701	(15.7)%	$22,060	$22,643	(2.6)%
Operating margin	9.9%	10.7%	Down 80 bp	9.7%	9.5%	Up 20 bp
Income from continuing operations	$5,944	$6,963	(14.6)%	$12,213	$12,234	(0.2)%
Loss from discontinued operations, net of tax	$(279)	$(101)	-	$(894)	$(114)	-
Net income	$5,665	$6,862	(17.4)%	$11,319	$12,120	(6.6)%
Income from continuing operations EPS (diluted)	$1.11	$1.30	(14.6)%	$2.28	$2.29	(0.4)%
Loss from discontinued operations EPS (diluted)	$(0.05)	$(0.02)	-	$(0.17)	$(0.02)	-
Net income EPS	$1.06	$1.28	(17.2)%	$2.11	$2.27	(7.0)%

"Changes in government spending priorities and increased competition for fewer opportunities have caused significant declines in our DoD and other federal legacy revenues," said VSE CEO Maurice "Mo" Gauthier.  "However, our Supply Chain Group has seen growth in both revenue and operating income for the second quarter and first half of this year as compared to the same periods for last year. Our success in extending our vehicle, ship and aircraft sustainment, service life extension and logistics competencies to new markets continues to guide our strategic direction. Additionally, our positive cash flow and reduction in bank debt positions us to consider a variety of options to increase shareholder value."
Revenues were $108 million compared to $119 million in the second quarter of 2013. For the first six months, revenues were $227 million in 2014 compared to $238 million in 2013.
Operating income was $10.7 million for the second quarter of 2014 compared to $12.7 million in the second quarter of 2013. For the first six months, operating income was $22.1 million in 2014 compared to $22.6 million in 2013.
Net income was $5.7 million for the second quarter of 2014, or $1.06 per diluted share, compared to $6.9 million, or $1.28 per diluted share for the second quarter of 2013.  Net income was $11.3 million for the first six months of 2014, or $2.11 per diluted share, compared to $12.1 million, or $2.27 per diluted share for the first six months of 2013.

Bookings were $173 million for the first six months of 2014 compared to revenue of $227 million. Funded contract backlog at June 30, 2014 was $178 million, compared to $205 million at March 31, 2014 and $238 million at June 30, 2013.

Second Quarter Operational Highlights
•
Our Wheeler Bros., Inc. subsidiary was recently recognized by the U.S. Postal Service as a winner of a 2013 Postal Service Supplier Performance Award.  This recognition marks the seventh Postal Service Supplier Performance award for WBI.

•	Our International Group received a number of awards, including the following:
o
 A delivery order under its Navy FMS contract to provide engineering field services for in-country technical assistance team (ICTAT) for Egypt. This delivery order has an eight-month period of performance and a total value of approximately $5M.

o
A delivery order under its Navy FMS contract to provide Material and Component Procurement for Management and Engineering Support for Royal Saudi Naval Forces Special Forces. This delivery order has a five-month period of performance and a total value of approximately $4.4M.

o
Two delivery orders under its U.S. Coast Guard Foreign Military Sales (FMS) contract in support of the Governments of Bangladesh and Nigeria. These delivery orders have a period of performance of up to seven-months and a total value of approx. $3M.

o
Seven delivery orders under the Navy FMS contract, supporting the Italian, Turkish, Taiwan, Philippines, Iraq and Albania Navies. The delivery orders have a period of performance of up to twelve-months and a total value of $6.5 million.

About VSE
Established in 1959, VSE is a diversified federal services company with experience in solving issues of global significance with integrity, agility, and value. VSE is dedicated to making our clients successful by delivering talented people and innovative solutions for supply chain management, logistics, engineering, energy, IT services, and consulting. For additional information regarding VSE services and products, please see the Company's web site at www.vsecorp.com or contact Christine Kaineg, VSE Investor Relations, at (703) 329-3263.

VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE's public filings with the Securities and Exchange Commission (SEC) for further information and analysis of VSE's financial condition and results of operations. The public filings include additional discussion about the status of specific customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management's discussion of short and long term business challenges and opportunities.

Safe Harbor
This news release contains statements that to the extent they are not recitations of historical fact, constitute "forward looking statements" under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE's public filings with the SEC, including VSE's Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent reports filed with the SEC.

VSE Financial News Contact: Christine Kaineg -- (703) 329-3263

VSE Corporation and Subsidiaries
Unaudited Consolidated Balance Sheets
(in thousands except share and per share amounts)

	June 30,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$302	$220
Receivables, principally U.S. Government, net	62,134	78,387
Inventories	44,108	39,315
Deferred tax assets	1,101	863
Other current assets	10,515	10,641
Total current assets	118,160	129,426

Property and equipment, net	55,470	57,738
Intangible assets, net	77,175	82,257
Goodwill	92,052	92,052
Deferred tax assets	2,994	2,545
Other assets	17,320	16,511
Total assets	$363,171	$380,529

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$27,962	$24,837
Accounts payable	25,460	31,757
Current portion of earn-out obligations	1,486	-
Accrued expenses and other current liabilities	22,816	24,661
Dividends payable	536	480
Total current liabilities	78,260	81,735

Long-term debt, less current portion	39,108	64,487
Deferred compensation	12,550	11,454
Long-term lease obligations, less current portion	25,139	25,721
Earn-out obligation	8,363	9,062
Other liabilities	1,386	1,267
Total liabilities	164,806	193,726

Stockholders' equity:
Common stock, par value $0.05 per share, authorized 15,000,000 shares; issued and outstanding 5,355,698 and 5,333,077 respectively	268	267
Additional paid-in capital	20,199	19,139
Retained earnings	177,898	167,598
Accumulated other comprehensive loss	-	(201)
Total stockholders' equity	198,365	186,803
Total liabilities and stockholders' equity	$363,171	$380,529